EXHIBIT 10.37

EMPLOYMENT AND
NON-COMPETITION AGREEMENT

This Employment and Non-competition Agreement (this “Agreement”) is made as of the Effective Date (as defined below), between First Financial Bank, National Association, a national banking association (the “Company”), and Richard S. Dennen (“Employee”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger by an among the Company, AG-OSF Holdings, LLC, and Oak Street Holdings Corporation dated July 23, 2015 pursuant to which the Company shall acquire Oak Street Holdings Corporation, via a subsidiary merger (the “Merger”), and as a result, the subsidiaries of Oak Street Holdings Corporation including but not limited to Oak Street Funding LLC (“Oak Street Funding”).

WHEREAS, a condition to such merger is the execution of an employment agreement by the Company and Employee.

NOW, THEREFORE, the parties hereby agree as follows:

§ 1. Employment; Termination of Prior Agreement. Upon the consummation of the Merger described above, the Company hereby agrees to employ Employee, and Employee hereby agrees to accept employment with the Company, upon the terms and subject to the conditions described in this Agreement. Employee, Company, and Oak Street Funding expressly agree that the Second Amended and Restated Executive Employment Agreement by and between Employee and Oak Street Funding dated October 15, 2010 (the “Prior Employment Agreement”) shall be terminated and of no further force or effect upon and after the consummation of the Merger, it being the intent of the parties that this Employment and Non-Competition Agreement replace the Prior Employment Agreement. Employee hereby waives any and all rights in and to the benefits and rights set forth in the Prior Employment Agreement. Oak Street Funding hereby waives and all rights sets forth in the Prior Employment Agreement.

§ 2. Term. The term of Employee’s employment with the Company pursuant to this Agreement shall begin on the first full day following the effective date of the Merger (the “Effective Date”) and shall continue for a period of three years from the Effective Date (the “Initial Term”), unless sooner terminated pursuant to § 6 of this Agreement. Following the Initial Term, this Agreement shall renew automatically for successive one year periods after the Initial Term (with each successive one year period referred to as a “Renewal Term”), unless and until this Agreement is not renewed by either the Company or Employee upon not less than 90 days prior written notice given by either party prior to the end of the Initial Term or any Renewal Term, as applicable. It being understood that non-renewal of this Agreement by the Company shall not result in a termination of employment unless the party providing such notice of non-renewal also specifies in such notice that Employee’s employment shall terminate at the expiration of the then-current term pursuant to § 6 of this Agreement. Unless specified as the Initial Term or as Renewal Term, the use of “Term” in this Agreement shall apply to both the Initial Term and any Renewal Term, collectively. Notwithstanding the foregoing, in the event of the consummation of a “Change in Control” of the Company (as defined below), the Term shall be the one-year period following the consummation of such Change in Control. For purposes of this Agreement, a “Change in Control” has the meaning given such term in the Company’s 2012 Stock Plan, or any stock plan intended to succeed the 2012 Stock Plan, as in effect on the Effective Date.

§ 3. Services. During the Term, Employee shall be employed as the President of Oak Street Funding and its direct subsidiaries or in a position that is comparable to such position in responsibility for which Employee is suited by education and background. During the Term, Employee shall report directly to the Chief Executive Officer of the Company or to such other person as may be designated by the Chief Executive Officer from time to time (the “Reporting Person”) and shall perform such services and be responsible for such activities consistent with Employee’s then current position with the Company as may be reasonably assigned to him from time to time by the Reporting Person, subject to the business policies and operating programs, budgets, procedures, and directions established from time to time by the Company (the “Services”). Employee shall devote his best efforts and full business and professional time, attention, energy, loyalty, and skill to rendering the Services, seeing to the business affairs of the Company, and advancing the Company’s interests.

§ 4. Compensation.

(A) Base Salary. As compensation for his Services during the Term, the Company shall pay Employee a base salary at the annual rate of $380,000.00 (the “Base Salary”), payable in accordance with the Company’s general policies and procedures for payment of salaries to its employees as in effect from time to time. Employee’s performance shall be reviewed by the Reporting Person not less often than annually for the purpose of evaluating potential increases in the Base Salary for recommendation to and approval.

(B)Short-Term Incentive. With respect to each fiscal year of the Company ending during the Term (including with respect to the fiscal year that includes the Effective Date), Employee shall be eligible to participate in the Company’s Annual Short-Term Incentive Plan or such other short-term incentive compensation plan established by the Board or a Board committee as in effect from time to time (the “Incentive Plan”). For purposes of the Incentive Plan, Employee’s target annual incentive opportunity shall be equal to forty percent (40%) of the Employee’s annual rate of Base Salary as in effect at the start of the fiscal year of the Company to which the short-term incentive award relates (the “Target Incentive Amount”), with the actual amount and terms and conditions of any such short-term incentive award to be determined by the Compensation Committee of the Board (the “Compensation Committee”) consistent with and subject to the terms of the Incentive Plan; provided, however, that, other than with respect to the Target Incentive Amount, the terms of the Incentive Plan applicable to Employee shall be comparable in all material respects to the terms applicable to the Company’s employees generally. The incentive, if any, for each fiscal year shall be paid to Employee by no later than the fifteenth (15th) day of the third (3rd) month following the end of such fiscal year, unless the Company or Employee, as applicable, shall elect to defer the receipt of such incentive pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(C)Long-Term Incentive Award Opportunity. With respect to each fiscal year of the Company during the Term, Employee shall be eligible to be awarded a long-term incentive award (“LTI Award”), with a target award opportunity having a value (based on the grant date value of any such LTI Award, as determined in accordance with the Company’s standard valuation methodology and procedures for equity and equity-based awards as applied consistently with respect to other employees of the Company) equal to fifty percent (50%) of the Base Salary. The actual amount and terms and conditions of any such LTI Award shall be determined by the Compensation Committee consistent with and subject to the terms of the applicable long-term incentive plan of the Company as in effect from time to time.

(D)Employee Benefits. During the Term, Employee shall be eligible to participate in the Company’s retirement plans, including any pension plan, 401(k) discretionary contribution plan, or supplemental retirement plan as in effect from time to time, and other welfare benefits and group employee benefits such as , paid time off (or similar benefit), group disability and health, life and accident insurance and similar indirect compensation programs, which may from time to time be offered generally to the Company’s employees, subject in each case to the terms and conditions of the applicable retirement plan, welfare plan, or other benefit program and subject to the Company’s right to terminate, amend or modify such plans or programs in its sole discretion in accordance with their terms.

§ 5. Confidentiality; Non-competition; Non-solicitation.

(A)     Confidentiality. During Employee’s employment with the Company or the Affiliated Companies, whether during the Term of this Agreement or outside of this Agreement, and after the termination of such employment for any reason, whether voluntary or involuntary, Employee shall not, without the prior written consent of the Chief Legal Officer of the Company (or such person’s designee) or as may be otherwise required by law or legal process, communicate or divulge any Confidential Information to any person or entity other than the Company or the Affiliated Companies, their employees, and those designated by the Company or the Affiliated Companies, or use any Confidential Information except for the benefit of the Company or the Affiliated Companies. Upon service to Employee of any subpoena, court order or other legal process requiring Employee to disclose Confidential Information, Employee shall immediately provide written notice to the Company of such service and the content of any Confidential Information to be disclosed.

Immediately upon the termination of Employee’s employment with the Company or the Affiliated Companies for any reason, Employee shall return to the Company or the Affiliated Companies all Confidential Information in Employee’s possession, including but not limited to any and all copies, reproductions, notes, or extracts of Confidential Information in paper or electronic form.

(B)Non-competition. In consideration for the benefits provided to Employee hereunder and in connection with the Merger, Employee agrees that during (i) Employee’s employment with the Company or the Affiliated Companies, whether during the Term of this Agreement or outside of this Agreement, (ii) the three (3) years following the separation of Employee’s employment (the “Initial Term Restricted Period”) for any reason, whether voluntary or involuntary, during the Initial Term, and (iii) the one (1) year following the separation of Employee’s employment (the “Renewal Term Restricted Period”) for any reason, whether voluntary or involuntary, during any Renewal Term; but subject to the exception set forth in §5(F), Employee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company), enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which provides the Restricted Services (as defined below) anywhere in the Restricted Territory (as defined below).

(C)Non-solicitation of Clients. During (i) Employee’s employment with the Company or the Affiliated Companies, whether during the Term of this Agreement or outside of this Agreement, (ii) the three (3) years following the separation of Employee’s employment for any reason, whether voluntary or involuntary, during the Initial Term, and (iii) the one (1) year following the separation of Employee’s employment for any reason, whether voluntary or involuntary, during any Renewal Term; but subject to the exception set forth in §5(F), Employee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company or the Affiliated Companies):

(1)Solicit (as defined below) any person or entity located in the Restricted Territory for the provision of any Restricted Services;

(2)Solicit or attempt in any manner to persuade any client or customer with which Employee was associated while employed by the Company or the Affiliated Companies to cease to do business, to refrain from doing business or to reduce the amount of business which any client or customer has customarily done or contemplates doing with the Affiliated Companies; or

(3)Interfere with or damage (or attempt to interfere with or damage) any relationship between the Affiliated Companies and any client or customer of with which Employee was associated while employed by the Company or the Affiliated Companies .

(D)Non-solicitation of Employees; No Hire. During (i) Employee’s employment with the Company or the Affiliated Companies, whether during the Term of this Agreement or outside of this Agreement, (ii) the three (3) years following the separation of Employee’s employment for any reason, whether voluntary or involuntary, during the Initial Term, and (iii) the one (1) year following the separation of Employee’s employment for any reason, whether voluntary or involuntary, during any Renewal Term; but subject to the exception set forth in §5(F), Employee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Affiliated Companies), solicit any employee, officer, director, agent or independent contractor of the Affiliated Companies working in or with Oak Street Funding to terminate his or her relationship with, or otherwise refrain from rendering services to, the Affiliated Companies, or otherwise interfere or attempt to interfere with the Affiliated Companies’ relationship with any of its employees, officers, directors, agents or independent contractors.

(E)    For purposes of this §5, the following terms shall have the meaning set forth below:

“Affiliated Companies” shall mean the Company, all of its subsidiaries, and any other entities controlled by, controlling, or under common control with the Company, including any successors thereof, except that, following the consummation of a Change in Control, for purposes of §§ 5(B) and (C), Affiliated Companies shall be limited to the Company and its subsidiaries as of immediately prior to the consummation of such Change in Control.

“Confidential Information” shall mean all trade secrets, proprietary data, and other confidential information of or relating to the Affiliated Companies, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with customers, suppliers, employees, independent contractors, or other parties, and any information which the Affiliated Companies are obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include information that is or becomes available to the general public and did not become so available through any breach of this Agreement by Employee or Employee’s breach of a duty owed to the Company.

“Restricted Services” means services that are the same or similar to those services provided by the Company or the Affiliated Companies with which Employee was associated while employed by the Company or the Affiliated Companies.

“Restricted Territory” means, because of the nature of the business which is not dependent upon the physical location or presence of the Company or the Affiliated Companies or the Employee, the broadest geographic region enforceable by law (excluding any location where this type of restriction is prohibited by law) as follows: (1) the State of Indiana and any state in which Oak Street Funding or its direct subsidiaries has originated any loans, sold any products, or provided any services during the three years immediately preceding the Initial Term Restricted Period or the Renewal Term Restricted Period; and (2) each state, commonwealth, territory, province or other political subdivision located in North America in which the Company or the Affiliated Companies originated loans or provided banking services with which Employee was associated or in which Oak Street Funding maintained an office at any time during the three years immediately preceding the Initial Term Restricted Period or the Renewal Term Restricted Period.

“Solicit” shall mean any direct or indirect communication of any kind whatsoever, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action; provided, however, that the term “Solicit” shall not include general advertisements by an entity with which Employee is associated or other communications in any media not targeted specifically at any specific individual described in § 5(C) or (D).

(F)    Notwithstanding the foregoing, ownership, for personal investment purposes only, of 1% or less of the outstanding capital stock of a publicly traded corporation shall not constitute a violation of this §5.

(G) Enforcement; Remedies; Blue Pencil. Employee acknowledges that: (1) the various covenants, restrictions, and obligations set forth in this § 5 are separate and independent obligations, and may be enforced separately or in any combination; (2) the provisions of this § 5 are fundamental and essential for the protection of the Company’s and the Affiliated Companies’ legitimate business and proprietary interests, and the Affiliated Companies (other than the Company) are intended third-party beneficiaries of such provisions; (3) such provisions are reasonable and appropriate in all respects and impose no undue hardship on Employee; and (4) in the event of any violation by Employee of any of such provisions, the Company and, if applicable, the Affiliated Companies, will suffer irreparable harm and their remedies at law may be inadequate. In the event of any violation or attempted violation of any provision of this § 5 by Employee, the Company and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies that may then be available to them, including, without limitation, money damages and the cessation of the payment or provision of the Severance Benefits and the benefits provided under § 7(A). Should Employee breach the terms of this § 5, such violation will extend the time period applicable to §§ 5 (B), (C), and (D) by a length of time equal to the time that Employee is in breach. If any of the covenants set forth in this § 5 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining such covenants shall not be affected thereby.

§ 6. Termination. Employee’s employment with the Company and the Term of this Agreement:

(A)Shall terminate automatically upon the death of Employee;

(B)May be terminated by Employee other than for Good Reason (as defined below) upon not less than ninety (90) days’ prior written notice given to the Company;

(C)May be terminated by the Company without Cause upon written notice to Employee at any time, which termination shall be effective immediately or as of such later date as specified in such notice (not to exceed thirty (30) days without Employee’s consent);

(D)May be terminated by Employee at any time for Good Reason upon not less than thirty (30) days’ prior written notice to the Company; provided however, Employee will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition must not have been cured; or

(E)May be terminated by the Company immediately upon notice to Employee at any time (1) for Cause or (2) if Employee is then under a Long-Term Disability (as defined below).

(F)For purposes of this Agreement, the following terms shall have the meaning set forth below:

“Cause” shall mean any one or more of the following:

(1)(a) an indictment of Employee, or plea of guilty or plea of nolo contendere by Employee, to a charge of an act constituting a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (b) fraud, embezzlement, or misappropriation of assets, (c) willful misfeasance or dishonesty, or (d) other actions or criminal conduct which materially and adversely affects the business (including business reputation) or financial condition of the Company;

(2)     the continued failure of Employee to (a) perform substantially Employee’s duties with the Company (other than any such failures resulting from incapacity due to physical or mental illness), (b) observe all material obligations and conditions to be performed and observed by Employee under this Agreement, or (c) perform his duties in accordance, in all material respects, with the policies and directions established from time to time by the Company (any such failure described in this subparagraph (2), shall be a “Performance Failure”), and to correct such Performance Failure within not more than fifteen (15) days following written notice delivered to Employee, which notice specifically identifies the manner in which the Company believes that Employee has not substantially performed; or

(3)    having corrected (or the Company having waived the correction of) a Performance Failure, the occurrence of any subsequent Performance Failure (whether of the same or different type or nature).

“Good Reason” shall mean Employee's termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence, without Employee's consent, of one or more of the following:

(1)A material reduction in Employee's base compensation (except where there is a reduction applicable to all similarly situated Employee officers generally);

(2)The failure of the Company to pay or provide to Employee when due an material amount of compensation or material benefit that is required to be paid or provided under this Agreement, after written notice of such purported failure is provided to the Company by Employee and the Company is given a reasonable opportunity to cure such failure;

(3)A material and adverse change (which shall in no event arise from an enhancement of or addition to Employee’s responsibilities) in Employee’s responsibilities from the responsibilities customarily associated with a senior executive position in a company of the size and nature of the Company; or

(4)The failure of the Company to obtain the written agreement of any successor to the Company or the business of the Company to assume this Agreement (solely to the extent such assumption does not occur by operation of law).

“Long-Term Disability” shall mean that, because of physical or mental incapacity, it is more likely than not that Employee will be unable, within 180 days after such incapacity commenced, to perform the essential functions of his position with the Company, with or without reasonable accommodation. In the event of any disagreement about whether or when Employee is under a Long-Term Disability, the question shall be determined:

(1)by a physician selected by agreement between the parties if such a physician is selected within ten (10) days after either party requests the other to so agree; or, if not,

(2)by two physicians, the first of whom shall be selected by Employee and the second of whom shall be selected by the Company or, if Employee fails to make a selection within ten (10) days after being requested to do so by the Company, the second physician shall be selected by the first physician; and

(3)if the two physicians fail to agree, a third physician selected by the first two physicians. Employee shall submit to all reasonable examinations requested by any such physicians.

§ 7. Benefits Due Upon Separation.

(A)    Termination by the Company Without Cause, Termination by Employee for Good Reason. Subject to the terms herein, in the event that (1) during the Term, the Company terminates Employee’s employment without Cause pursuant to § 6(C) (for the avoidance of doubt, other than due to Employee’s death or Long-Term Disability, which shall be governed by § 7(C) below); (2) or during the Term, Employee terminates his employment for Good Reason pursuant to § 6(D), Employee shall receive the following payments and benefits (the “Severance Benefits”) at the times specified below (subject to § 12 of this Agreement, including the Delay of Payment provision in § 12(B)):

(1)“Termination Compensation” equal to two years of Employee’s Base Salary (not taking into account any reduction in Base Salary that serves as the basis for a termination for Good Reason), payable in equal installments (no less frequently than monthly) over a 24-month period (the “Severance Period”) (commencing with the first payroll period following the sixtieth (60th) day after Employee’s date of termination of employment) in accordance with the Company’s general policies and procedures for the payment of salaries to its employees;

(2)“Termination Short-Term Incentive” equal to two (2) times the Target Incentive Amount, to be paid via lump sum on the sixtieth (60th) day following Employee’s date of termination.

(3)During the one-year period following the date of termination, Employee shall be entitled to full executive outplacement assistance with an agency selected by the Company with the fee paid by the Company in an amount not to exceed five percent (5%) of Employee’s Base Salary;

(4)If the Company’s severance plan of general applicability as in effect on Employee’s date of termination provides for continued payment by the Company of all or a portion of the cost of the premiums for continuation coverage under the Company’s health care plan pursuant to Section 4980B of the Code (“COBRA Coverage”) and if the Employee timely and properly elects such COBRA Coverage, the Company shall pay on the Employee’s behalf the difference between the monthly COBRA Coverage premium paid by the Employee for himself and his dependents and the monthly premium amount paid by similarly situated active employees for the same coverage. Such reimbursement shall be paid directly to the COBRA Coverage administrator (if any) and shall be treated as a taxable benefit to the Employee. The Employee shall be eligible to receive such reimbursement until the earliest of: (a) the twelve-month anniversary of the Employee’s termination of employment; (b) the date the Employee is no longer eligible to receive COBRA Coverage; or (c) the date on which the Employee otherwise becomes eligible to receive substantially similar coverage from another employer. The Company reserves the right to modify or terminate the COBRA Coverage benefit provided hereunder to the extent necessary to comply with applicable law.

(B)Employee agrees that in order to receive the Severance Benefits and the benefits provided in § 7(A), within fifty (50) days following Employee’s date of termination, Employee must execute and not thereafter revoke his signature to a general release in a form provided by and acceptable to the Company (the “Release”).

(C)Termination Due to Employee’s Death or Long-Term Disability, Termination by the Company for Cause or Termination by Employee Other than for Good Reason. If, during the Term, Employee’s employment is terminated: (1) by reason of his death or Long-Term Disability, (2) by the Company for Cause; or (3) voluntarily by Employee for any reason other than for Good Reason, the Company’s obligations to Employee shall be limited to the payment of the Accrued Obligations, as defined below, and the timely payment or provision of the Other Benefits, as defined below. The Accrued Obligations shall be paid to Employee or his estate or beneficiary in the event of his death, as applicable, in a lump sum in cash within thirty (30) days of the date of termination.

(D)Full Settlement. Except as expressly provided in this § 7, Employee shall have no right to receive any compensation or other benefits under this Agreement as a result of or in connection with the termination of this Agreement or the termination of his employment with the Company.

(E)Cessation of Payments and Benefits. Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Company to pay or provide the Severance Benefits and the benefits under §§ 7(A) shall automatically and immediately terminate upon a breach by Employee of this Agreement, including without limitation a breach of Employee’s obligations under § 5, other than an immaterial and inadvertent breach that is discontinued and/or remedied (to the extent subject to cure) by Employee promptly to the Company’s satisfaction.

(F)Accrued Obligations and Other Benefits. Upon Employee’s separation of employment for any reason, the Company shall pay: (1) Employee’s accrued and unpaid Base Salary through the date of termination, to the extent not theretofore paid (the “Accrued Obligations”), which payments shall not be subject to the Release and shall be paid within thirty (30) days of the date of termination; and (2) any other benefits (other than benefits under any severance or termination pay plan of the Company or the Affiliated Companies) that are otherwise required to be provided to Employee or to which Employee is otherwise eligible to receive through the date of termination under the terms of the applicable Company plan shall be provided to Employee consistent with the terms of the applicable Company plan (the “Other Benefits”). Such payment of the Other Benefits shall not be subject to the Employee’s execution of the Release unless otherwise called for in the applicable governing Company plan.

§ 8. Limitation on Payments Under Certain Circumstances.

(A)Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Severance Benefits would subject Employee to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Severance Benefits paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value of all Severance Benefits, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Employee would have a greater Net After-Tax Receipt (as defined below) of aggregate Severance Benefits if the Agreement Payments were so reduced. If the Accounting Firm determines that Employee would not have a greater Net After-Tax Receipt of aggregate Severance Benefits if the Agreement Payments were so reduced, Employee shall receive all Agreement Payments to which Employee is entitled hereunder.

(B)If the Accounting Firm determines that the aggregate Agreement Payments should be reduced so that the Parachute Value of all Severance Benefits, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this § 8 shall be binding upon the Company and Employee and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the date of termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Severance Benefits, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (1) first, any payments under § 7(A)(3); (2) second, any payments under § 7(A)(4); (3) third, any payments under § 7(A)(1); and (4) fourth, any payments under § 7(A)(2). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(C)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Employee pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Employee pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Employee that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Employee shall promptly (and in no event later than sixty (60) days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not either reduce the amount on which Employee is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(D)To the extent requested by Employee, the Company shall cooperate with Employee in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Employee (including without limitation Employee’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, including that set forth in § 5 of this Agreement) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the regulations under Section 280G of the Code in accordance with Q&A-5(a) of the regulations under Section 280G of the Code.

(E)Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below:

“Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations under § 8 and is reasonably acceptable to Employee, which firm shall not, without Employee’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the change in control or ownership.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Employee in the relevant tax year(s).

“Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Employee, whether paid or payable pursuant to this Agreement or otherwise.

“Safe Harbor Amount” means (1) 3.0 times Employee’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (2) $1.00.

§ 9. Company Policies. Employee acknowledges that at all times both Employee and the compensation and benefits Employee receives (or is eligible to receive) from the Company pursuant to this Agreement or otherwise shall be subject to the policies of the Company, including the Company’s stock ownership guidelines and clawback or recoupment policies, as in effect from time to time.

§ 10. Capacity. Employee represents and warrants to the Company that he has the capacity and right to enter into this Agreement and perform all of his obligations under this Agreement without any restriction.

§ 11. Remedies.

(A)Arbitration. Subject to the right of the Company and the Affiliated Companies to exercise the remedies described in § 5 of this Agreement in any court having jurisdiction or the right of Employee to challenge, defend or contest same in any court having jurisdiction and except as otherwise prohibited by law, all disagreements and controversies arising with respect to this Agreement, or with respect to its application to circumstances not clearly set forth in this Agreement, shall be settled by binding arbitration to be held, and the award made, in Cincinnati, Ohio, pursuant to the then-applicable Commercial Arbitration Rules of the American Arbitration Association. In any such arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by the party on one side of the issue subject to the arbitration, one arbitrator selected by the party on the other side of the issue, and a third arbitrator selected by the two arbitrators so selected, who shall be either a certified public accountant or an attorney at law licensed to practice in the State of Ohio and who shall act as chairman of the arbitration panel; provided that, if the party on one side of the issue selects its arbitrator for the panel and the other party fails so to select its arbitrator within ten (10) business days after being requested by the first party to do so, then the sole arbitrator shall be the arbitrator selected by the first party. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter and shall be binding and conclusive upon both parties and shall be enforceable in any court having jurisdiction over the party to be charged. Each party shall bear the cost of its own attorney’s fees. However, if Employee prevails in a challenge to the Company’s determination as to the basis or lack of basis for his termination or if Employee prevails on any claim that he was discriminated against in violation of any federal, state or local law, the Company shall reimburse Employee for any applicable filing fee and any reasonable costs or expenses incurred in such challenge, including reasonable attorney’s fees. All other costs and expenses of arbitration shall be borne by the Company. All rights and remedies of each party under this Agreement are cumulative and in addition to all other rights and remedies that may be available to that party from time to time, whether under any other agreement, at law or in equity.

(B)Agreed Limitation of Action. In exchange for the benefits provided herein, Employee agrees not to commence any action or suit related to Employee’s employment, whether during the Term of this Agreement or outside of this Agreement, by the Company or the Affiliated Companies:

(1)More than six (6) months after the termination of Employee’s employment, if the action or suit is related to the termination of Employee’s employment; or

(2)     More than six (6) months after the event or occurrence on which Employee’s claim is based, if the action or suit is based on an event or occurrence other than the termination of Employee’s employment.

Employee agrees to waive any statute of limitations that is contrary to this § 11(B).

§ 12. Section 409A of the Code.

(A)General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code, and it shall be considered and interpreted in accordance with such intent. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. Despite any contrary provision of this Agreement, any references to “termination of employment” or the “date of termination” (or any similar term) shall mean and refer to the date of Employee’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In no event may Employee directly or indirectly designate the calendar year of any payment under this Agreement.

(B)Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Employee under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) on account of his separation from service shall be accumulated and paid to Employee on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If Employee dies during the Section 409A postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative (with interest as provided above) of his estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of Employee’s death.

(C)In-Kind Benefits and Reimbursements. Notwithstanding any other provision of this Agreement to the contrary, all (1) reimbursements and (2) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

§ 13. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

§ 14. Survival. The termination of Employee’s employment by the Company for any reason, whether voluntary or involuntary, shall not relieve either party of its obligations existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination. In addition, in no event shall the termination of this Agreement or the termination of Employee’s employment for any reason, whether voluntary or involuntary, modify or affect any obligations of Employee or rights of the Company or the Affiliated Companies under §§ 5 or 11 of this Agreement, all of which shall survive the termination of this Agreement or such termination of Employee’s employment.

§ 15. Notices. All notices and other communications under this Agreement to either party shall be in writing and shall be deemed given when (A) delivered personally to that party, (B) sent by fax (which is confirmed) to that party, (C) mailed by certified mail (return receipt requested) to that party at the address for that party set forth in this Agreement, or (D) delivered to Federal Express, UPS, or any similar express delivery service for delivery the next business day to that party at that address.

If to the Company: First Financial Bank
255 East Fifth Street, Suite 2900
Cincinnati, Ohio 45202
Attention: Chief Legal Officer

If to Employee: At the most recent address on file at the Company.

With a copy to:
Bingham Greenebaum Doll LLP
10 West Market Street, Suite 2700
Indianapolis, Indiana 46204
Telephone: (317) 635-8900
Fax: (317) 236-9907
Attention: Matthew T. Troyer

Either party may change its address for notices under this Agreement by giving the other party written notice of such change.

§ 16. Severability. The intention of the parties is to comply fully with all rules, laws, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable to so construe any provision of this Agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. With respect to any provision in this Agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this Agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the parties.

§ 17. Non-Waiver. No failure by either party to insist upon strict compliance with any term of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other party shall affect, or constitute a waiver of, the other party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provision of this Agreement shall affect or constitute a waiver of either party’s right to demand strict compliance with all provisions of this Agreement.

§ 18. Complete Agreement. This Agreement and all documents referred to in this Agreement and any stock award agreement executed by Employee, all of which are hereby incorporated herein by reference, contain the entire agreement between the parties and supersede all other agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement shall be of no force or effect unless and until executed and delivered by both Employee and a duly authorized representative of the Company. No alterations, additions, or other changes to this Agreement shall be made or be binding unless made in writing and signed by both parties.

§ 19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts to be executed and performed entirely in such state.

§ 20. Captions. The captions of the various sections of this Agreement are not part of the context of this Agreement, are only guides to assist in locating those sections, and shall be ignored in construing this Agreement.

§ 21. Genders and Numbers. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

§ 22. Successors. This Agreement shall be personal to Employee, and no rights or obligations of Employee under this Agreement may be assigned or delegated by Employee to any person. Any assignment or attempted assignment by Employee in violation of the preceding sentence shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the heirs, personal representatives, successors, and assigns of each party. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

§ 23. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

§ 24. Compliance with Applicable Law. The benefits paid and provided under this Agreement are subject to and conditioned upon compliance with applicable requirements of federal, state and local law and regulation, whether currently in effect or subsequently enacted, including without limitation, 12
U.S.C. Section 1828(k) and the regulations promulgated thereunder in 12 C.F.R. Part 359. Consistent with the foregoing, the Company shall have the right to defer, cancel or recoup any payment or refuse to provide any benefit under this Agreement in the event the Company determines in good faith, acting in its sole discretion, that making such payment or providing such benefit violates any applicable law or regulation. Further, benefits paid and provided under this Agreement may be subject to any claw back policy generally applicable to the employees of the Company as may be required by applicable law or as may be established by the Company in its sole discretion. To the extent determined necessary to comply with the Guidance on Sound Incentive Compensation Policies issued by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision on June 21, 2010, as it may be implemented, modified and interpreted from time to time, the Employee and the Company mutually agree to amend the provisions of this Agreement and to cooperate in good faith with respect thereto.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS THEREOF, Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

EMPLOYEE		FIRST FINANCIAL BANK,
National Association

/s/ Richard S. Dennen		By:	/s/ Claude E. Davis
Richard S. Dennen		Name:	Claude E. Davis
		Title:	President and Chief Executive Officer

Date:	July 23, 2015	Date:	July 23, 2015